Exhibit A

to Securities

Purchase Agreement

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES D CONVERTIBLE PREFERRED STOCK

of

LIFEPOINT, INC.

(Pursuant to Section 151 of the Delaware
General Corporation Law)

LifePoint, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the Board of Directors of the Corporation (the "Board of Directors" or the "Board") pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of 20,000 shares of Preferred Stock, is the Series D Convertible Preferred Stock (the "Series D Preferred Stock") and the face amount shall be One Thousand U.S. Dollars ($1,000.00) per share (the "Face Amount").

II. DIVIDENDS

The Series D Preferred Stock will bear dividends and the holders of the Series D Preferred Stock shall be entitled to receive dividends on the Series D Preferred Stock as set forth in Article IV.

III. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, the following terms shall have the following meanings:

A. "Affiliate" has the meaning assigned to such term in Rule 12b-2, promulgated under the Securities Exchange Act of 1934, as amended.

B. "Change of Control Event" means (a) a consolidation or merger of the Corporation with or into any person or entity, acting individually or in concert with others, that results in the holders of the voting securities of the Corporation immediately prior thereto (together with their respective Affiliates) holding or having the right to direct the voting of less than fifty percent (50%) of the total outstanding voting securities of the Corporation or such other surviving entity immediately following such Change of Control Event, (b) a sale or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Corporation, or (c) the (i) sale or issuance, in one transaction or a series of related transactions, by the Corporation or any of its stockholders of any securities to any person or entity, or (ii) acquisition or right to acquire or control, in one transaction or a series of related transactions, by any person or entity, in either case acting individually or in concert with others, such that, following the consummation of such transaction(s), such person(s) or entity(ies) (together with their respective Affiliates) would own or have the right to acquire greater than fifty percent (50%) of the outstanding shares of Common Stock (calculated on a fully-diluted basis).

C. "Common Stock" shall mean the Corporation's Common Stock, par value $0.001 per share.

D. "Common Stock Deemed Outstanding" shall mean the number of shares of Common Stock outstanding (not including shares of Common Stock held in the treasury of the Corporation), if any.

E. "Conversion Date" means, for (i) any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the "Notice of Conversion"), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 5:00 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation and if the Notice of Conversion is faxed or otherwise delivered after 5:00 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion, the Conversion Date shall be the next business day, and (ii) for any Mandatory Conversion, that date specified in the notice delivered to the holders of the Series D Preferred Stock being converted pursuant to Article IV.C in the event that such Mandatory Conversion occurs.

F. "Conversion Price" means $0.30, and shall be subject to adjustment as provided herein.

G. "Issuance Date" means, with respect to each share of Series D Preferred Stock, the date of the closing under the Securities Purchase Agreement by and among the Corporation and the purchasers named therein (the "Securities Purchase Agreement") pursuant to which such share of Series D Preferred Stock was issued.

H. "Measurement Date" means for purposes of any issuance of securities, the date of issuance thereof.

I. "Market Price" means, for any security as of any date, the volume weighted average price of such security on the American Stock Exchange (the "AMEX") or other principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of at least sixty six and two-thirds percent (66 2/3%) of the then outstanding shares of Series D Preferred Stock ("Majority Holders") if Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Market Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Market Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

J. "National Securities Market" means AMEX, New York Stock Exchange ("NYSE"), the Nasdaq National Market ("NNM"), or the NASDAQ SmallCap Market ("SmallCap") (or the successor to any of them).

K. "Warrants" shall mean the warrants issued by the Corporation to the initial holders pursuant to the Securities Purchase Agreement.

IV. PAYMENT OF DIVIDENDS; CONVERSION

A. Dividends; Conversion at the Option of the Holder.

(i) Dividends shall be payable cumulatively out of funds legally available therefor, at the rate of six percent (6%) per annum from the Issuance Date, as to each outstanding share of Series D Preferred Stock on every successive September 30, December 31, March 31 and June 30 and upon conversion or redemption of such share (each such date or occurrence, a "Dividend Date"). Payment of a Dividend shall be made, (x) in cash or (y) at the option of the Corporation by the issuance of shares of Series D Preferred Stock by the Corporation, determined by dividing the amount of the Dividends that are payable by the Face Amount immediately proceeding the applicable Dividend Date. If the payment of any Dividend would result in the issuance of a fractional share of Series D Preferred Stock, such fractional share shall be payable in cash based upon the Face Amount at such time. If the Corporation is unable to make such a cash payment, the holder shall be entitled to receive, in lieu of the fraction of a share of Series D Preferred Stock a whole share of Series D Preferred Stock.

(ii) Subject to the limitations on conversions contained in Paragraph D of this Article IV, each holder of shares of Series D Preferred Stock may, at any time and from time to time, convert (an "Optional Conversion") each of its shares of Series D Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

Face Amount (plus accrued, but unpaid, Dividends, if any)

Conversion Price

B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (y) surrender or cause to be surrendered the original certificates representing the Series D Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XIV.B hereof.

(i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XIV.B) (the "Delivery Period"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series D Preferred Stock being converted and (y) a certificate representing the number of shares of Series D Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefore do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer. Notwithstanding the foregoing, in no event shall the Company be required to effect a conversion of Series D Preferred Stock into less than 1,000 shares of Common Stock, unless such conversion would result in the conversion of all shares of Series D Preferred Stock then held by such holder.

(ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series D Preferred Stock, provided however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any shares of Common Stock in a name other than the holder of the Series D Preferred Stock.

(iii) No Fractional Shares. If any conversion of Series D Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the ten (10) day average Market Price at such time, and the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock shall be the next lower whole number of shares. If the Corporation is unable to make such a cash payment, the holder shall be entitled to receive, in lieu of the fraction of a share of Common Stock a whole share of Common Stock.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above. The fees of the accountant shall be borne (i) by the Corporation if the holder's calculation of the Conversion Price is closer to the accountant's calculation of the Conversion Price, and (ii) by the holder if the reverse is true.

C. Mandatory Conversion by Corporation.

(i) At any time after the second anniversary of the Issuance Date and subject to Article IV.D hereof, if all of the Required Conditions are satisfied, at the option of the Corporation exercised by the delivery of written notice (a "Mandatory Conversion Notice") to all holders of the shares of Series D Preferred Stock, the Company may require the holders of Series D Preferred Stock to convert all of the outstanding shares of Series D Preferred Stock into Common Stock pursuant to the applicable conversion procedures in Article IV.B.

(ii) The "Required Conditions" shall consist of the following:

(a) the Market Price of the Common Stock for the twenty (20) trading days prior to the date of delivery of the Mandatory Conversion Notice equals or exceeds two hundred percent (200%) of the then applicable Conversion Price;

(b) the registration statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement, dated as of the Issuance Date, by and among the Corporation and the initial holders (the "Registration Rights Agreement") shall have been declared effective by the United States Securities and Exchange Commission (the date on which such registration statement is declared effective is hereinafter referred to as the "Registration Statement Effective Date") and continues to be effective up through and including the date of the Mandatory Conversion contemplated by this Article IV.C (it being understood that the Corporation shall comply with its obligations under Article 3 of the Registration Rights Agreement relating to the effectiveness of such registration statement);

(c) all shares of Common Stock issuable upon conversion of the Series D Preferred Stock and exercise of the Warrants are then (a) authorized and reserved for issuance, (b) registered under the Securities Act for resale by the holders and (c) listed or traded on any National Securities Market;

(d) no Redemption Event (as defined in Article VIII below) shall have occurred without having been cured; and

(e) all amounts, if any, then accrued or payable under this Certificate of Designation or the Registration Rights Agreement shall have been paid.

D. Limitations on Conversions. The conversion of shares of Series D Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

(i) Cap Amount. If the Corporation is prohibited by Rule 713 of the AMEX Company Guide, or any successor or similar rule, or the rules or regulations of any other securities exchange or automated quotation system on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of Series D Preferred Stock (together with any shares of Common Stock issuable as Dividends payable on the Series D Preferred Stock or issuable upon exercise of the Warrants, or securities convertible into or exercisable for Common Stock issued pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith) in excess of a prescribed amount (the "Cap Amount") (without stockholder approval or otherwise), then the Corporation shall not issue shares upon conversion of Series D Preferred Stock in excess of the Cap Amount. The Cap Amount shall be allocated pro rata to the holders of Series D Preferred Stock as provided in Article XIV.C. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VII.

(ii) No Five Percent Holders. In no event shall a holder of shares of Series D Preferred Stock of the Corporation have the right to convert shares of Series D Preferred Stock into shares of Common Stock or to dispose of any shares of Series D Preferred Stock, nor shall the Company have the right to redeem shares of Series D Preferred Stock for Common Stock, to the extent that such right to effect such conversion, disposition, or redemption would result in the holder or any of its affiliates beneficially owning more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this subparagraph may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change. Notwithstanding the forgoing, this Article IV.D(ii) shall not apply to (a) the following individuals: the General Conference Corporation of Seventh-day Adventists, Jonathan J. Pallin, and Pierre Caland and affiliates, or (b) any individual not a party to the Securities Purchase Agreement who becomes a holder of Preferred Stock after [__________], 2003, and who notifies the Corporation in writing that this Article IV.D(ii) shall not be applicable to such holder.

V. RESERVATION OF SHARES OF COMMON STOCK

A. Reserved Amount. As promptly as practicable following the issuance date, but in no event later than 75 days following the First Closing (as defined in the Securities Purchase Agreement), the Corporation shall use its best efforts to obtain stockholder approval of an increase in its authorized but unissued shares of Common Stock in accordance with Section 3(c) of the Securities Purchase Agreement and upon such approval shall reserve 110% of the number of shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series D Preferred Stock and exercise of the Warrants. Thereafter, the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall at all times be sufficient to provide for the conversion of all of the Series D Preferred Stock outstanding at the then current Conversion Price thereof and exercise the Warrants of the then current Exercise Price (as defined in the Warrants). The Reserved Amount shall be allocated to the holders of Series D Preferred Stock as provided in Article XIV.C.

B. Increases to Reserved Amount. If at any time following the Company's receipt of the stockholder approval referred to in Article V.A above the Reserved Amount for any three consecutive trading days (the last of such three trading days being the "Authorization Trigger Date") shall be less than 100% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series D Preferred Stock and upon exercise of the then outstanding Warrants, the Corporation shall immediately notify the holders of Series D Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 110% of the number of shares of Common Stock then issuable upon conversion of all of the outstanding Series D Preferred Stock at the then current Conversion Price. In the event the Corporation fails to so increase the Reserved Amount within 90 days after an Authorization Trigger Date, each holder of Series D Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Article VIII.C) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B), a portion of the holder's Series D Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount exceeds 100% of the total number of shares of Common Stock issuable to such holder upon conversion of its Series D Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

VI. FAILURE TO SATISFY CONVERSIONS

A. Conversion Defaults. If, at any time, (x) a holder of shares of Series D Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII, respectively) to deliver, on or prior to the fifth business day following the expiration of the Delivery Period for such conversion (or if there is a dispute with respect to such conversion, the fifth business day after such dispute is resolved in accordance with Article IV.B), such number of shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides written notice to any holder of Series D Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) (each of (x) and (y) being a "Conversion Default") then the holder may elect at any time and from time to time prior to the Default Cure Date (as defined below) for such Conversion Default, by delivery of a Redemption Notice to the Corporation, to have all or any portion of such holder's outstanding shares of Series D Preferred Stock purchased by the Corporation for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B). If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

"Default Cure Date" means, as applicable, (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Corporation effects the conversion of the full number of shares of Series D Preferred Stock, and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Corporation issues shares of Common Stock in satisfaction of all conversions of Series D Preferred Stock in accordance with Article IV.A, or (iii) with respect to either type of a Conversion Default, the date on which the Corporation redeems shares of Series D Preferred Stock held by such holder pursuant to this Article VI.A.

B. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) the Corporation fails to promptly deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series D Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VIII.A(iii) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the "Sold Shares") which such holder anticipated receiving upon such conversion (a "Buy-In"), the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Paragraph B. The Corporation shall make any payments required pursuant to this Paragraph B in accordance with and subject to the provisions of Article XIV.E.

VII. INABILITY TO CONVERT DUE TO CAP AMOUNT

A. If the Stockholder Approvals have not been obtained within 75 days following the First Closing (the "Repurchase Event"), the Corporation shall immediately notify the holders of such failure and, within five days after the occurrence of the Repurchase Event, purchase from each holder of Series D Preferred Stock, at a per share price equal to the Face Amount plus accrued Dividends (the "Per Share Repurchase Price"), all shares of Series D Preferred Stock (together with Warrants to purchase that number of Warrant Shares issuable with such number of shares) held by each Purchaser.

B. If at any time following receipt of the stockholder approval referred to in Article VII.A. above, the Corporation is prohibited by Rule 713 of the AMEX Company Guide or any successor or similar rule, or the rules of any other securities exchange or automated quotation system on which the Common Stock is then listed or traded (a "Triggering Event"), from issuing all of the shares of Common Stock issuable upon complete conversion of the Series D Preferred Stock and complete exercise of the Warrants (without giving effect to the limitations on conversion and exercise contained in Article IV.D of this Certificate of Designation and Section 7(g) of the Warrants), the Corporation shall immediately notify the holders of such Triggering Event and, within a period of five (5) days after the occurrence of such Triggering Event, purchase from each holder of the Series D Preferred Stock, at a per share purchase price equal to the greater of (i)(a) the quotient of the Face Amount plus accrued Dividends (b) divided by the Conversion Price and (c) multiplied by the Market Price of the Common Stock for the twenty (20) trading days prior to such purchase and (ii)(a) the Face Amount together with accrued Dividends through the repurchase date (b) multiplied by 1.25 (the "Per Share Price"), such whole number of Series D Preferred Stock such that the Common Stock issuable upon complete conversion of the Series D Preferred Stock and complete exercise of the Warrants (without giving effect to the limitations on conversion and exercise contained in Article IV.D in this Certificate of Designations and Section 7(g) of the Warrants) is no longer prohibited by Rule 713 of the AMEX Company Guide (or any successor or similar rule) or the rules of any other securities exchange or automated quotation system on which the Common Stock is then listed or traded.

VIII. REDEMPTION

A. Redemption by Holder. In the event (each of the events described in clauses (i) - (x) below after expiration of the applicable cure period (if any) being a "Redemption Event"):

(i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the NYSE, the AMEX, the NNM, or the SmallCap, for an aggregate of 10 trading days in any nine month period;

(ii) the registration statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement has not been declared effective by the 270th day following the Issuance Date or such registration statement, after being declared effective, cannot be utilized by the holders of Series D Preferred Stock for resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate amount of time more than the time period permitted under Section 3(g) of the Registration Rights Agreement;

(iii) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series D Preferred Stock upon conversion of the Series D Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement (a "Legend Removal Failure"), and any such failure continues uncured for five business days after the Corporation has been notified thereof in writing by the holder that the holder;

(iv) the Corporation provides written notice (or otherwise indicates) to any holder of Series D Preferred Stock, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any holder of Series D Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation (other than due to the circumstances contemplated by Articles V or VII for which the holders shall have the remedies set forth in such Articles);

(v) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

(vi) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation by a third party, shall not be dismissed within 90 days of their initiation;

(vii) the Corporation shall either

(a)(i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Corporation in excess of $250,000 (other than that set forth on Schedule 4(d) of the Schedule of Exceptions to the Securities Purchase Agreement) due to any third party, other than payments contested by the Corporation in good faith, or otherwise is in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000 (other than that set forth on Schedule 4(d) of the Schedule of Exceptions to the Securities Purchase Agreement) which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other default or event of default under any agreement binding the Corporation which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Corporation; or

(b) consummate a Change of Control Event;

(viii) the Corporation shall fail to pay in full Dividends on any Dividend Date;

(ix) no Second Closing (as that term is defined in the Securities Purchase Agreement) has occurred within 75 days following the First Closing; or

(x) except with respect to matters covered by subparagraphs (i) - (ix) above, as to which such applicable subparagraphs shall apply, the Corporation otherwise shall materially breach any term or provision hereunder or under the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants (as defined in the Securities Purchase Agreement), including, without limitation, the representations and warranties contained therein (i.e., in the event of a material breach as of the date such representation and warranty was made) and if such breach is curable, shall fail to cure such breach within 10 business days after the Corporation has been notified thereof in writing by the holder;

then, upon the occurrence of any such Redemption Event, each holder of shares of Series D Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Paragraph C below) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series D Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iv), (v) or (ix) above shall immediately constitute a Redemption Event and there shall be no cure period. Upon the Corporation's receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Corporation's initial receipt of a Redemption Notice from a holder of Series D Preferred Stock), the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a "Redemption Announcement") to all holders of Series D Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Series D Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series D Preferred Stock during the three trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three trading day period, each holder of Series D Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series D Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

B. Definition of Redemption Amount. The "Redemption Amount" with respect to a share of Series D Preferred Stock means an amount equal to:

(i) in the case of any Redemption Event described in Article VIII.A (other than the Redemption Event described in either Article VIII.A(vii)(b) or Article VIII.A(ix)), an amount equal to V multiplied by 1.25;

(ii) in the case of the Redemption Event described in Article VIII.A(vii)(b), the greater of (x) V or (y) V/Conversion Price (without giving effect to the limitations contained in Article IV.D hereof); or

(iii) in the case of the Redemption Event described in Article VIII.A(ix), an amount equal to V;

where:

"V" means the Face Amount thereof plus the accrued Dividends thereon through the date of payment of the Redemption Amount.

C. Redemption Defaults. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series D Preferred Stock within five business days after its receipt of a notice requiring such redemption (a "Redemption Notice"), then the holder of Series D Preferred Stock entitled to redemption (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Redemption Notice, until the date of payment of the Redemption Amount hereunder, and (ii) provided that the Corporation can then legally do so, shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article IV) all or any portion of the Redemption Amount into shares of Common Stock, at the Conversion Price then in effect, during the period beginning on the date on which the Corporation receives the Redemption Notice and ending on the Conversion Date with respect to the conversion of such Redemption Amount. In the event the Corporation is not able to redeem all of the shares of Series D Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series D Preferred Stock from each holder pro rata, based on the total number of shares of Series D Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series D Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

D. Mandatory Redemption by Company at Maturity.

(i) On the third anniversary of the Issuance Date (the "Maturity Date"), the Company shall redeem each share of Series D Preferred Stock issued and outstanding on the Maturity Date, at a redemption price per share equal to the Face Amount, plus all accrued Dividends to the date of such redemption (the "Mandatory Redemption Price"). The Corporation may, at its option, pay the Mandatory Redemption Price in (i) cash or (ii) if clauses (b)-(e) of the Required Conditions in Article IV.C(ii) are met, and subject to Article IV.D, in shares of the Company's Common Stock, valued at the lesser of the then applicable Conversion Price or ninety percent (90%) of the Market Price of the Common Stock for the ninety (90) trading days prior to the Maturity Date. Within thirty (30) days of the Maturity Date, the Company shall send a notice to the holders of the Series D Preferred Stock ("Notice of Redemption at Maturity") stating the date set for redemption (which shall be no later than twenty (20) days after the Maturity Date) and whether the Corporation has elected to pay the Mandatory Redemption Price in cash or in shares of Common Stock. Notwithstanding the delivery of a Notice of Redemption at Maturity, a holder may convert such shares of Series D Preferred Stock subject to such notice by the delivery prior to the date set forth in such notice on which the Company intends to redeem such shares of a Notice of Conversion to the Company or its transfer agent pursuant to the procedures set forth in Article IV.B

(ii) The Company may not deliver to a holder of Series D Preferred Stock a Notice of Redemption at Maturity unless on or prior to the date of delivery of such Notice of Redemption at Maturity, the Company shall have segregated on the books and records of the Company an amount of cash sufficient to pay all amounts to which the holders of Series D Preferred Stock are entitled upon such redemption pursuant to subparagraph (i) of this Section D. Any Notice of Redemption at Maturity delivered shall be irrevocable and shall be accompanied by a statement executed by a duly authorized officer of the Company or the holder otherwise complies with Article XIV.B hereof.

(iii) The redemption amount payable under this Section D shall be paid to the holders of the Series D Preferred Stock being redeemed within five (5) business days of the redemption date specified in the Notice of Redemption at Maturity Date; provided, however, that the Company shall not be obligated to deliver any portion of such redemption amount until either the certificates evidencing the Series D Preferred Stock being redeemed are delivered to the office of the Company or the holder notifies the Company that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with Article XIV.B hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Series D Preferred Stock being redeemed are not delivered to the Company prior to the third business day following the redemption date specified in the Notice of Redemption at Maturity, the redemption of the Series D Preferred Stock pursuant to this Article VIII.D shall still be deemed effective as of the redemption date specified in the Notice of Redemption at Maturity and the applicable redemption amount shall be paid to the holder of Series D Preferred Stock being redeemed within five (5) business days of the date the certificates evidencing the Series D Preferred Stock being redeemed are actually delivered to the Company or the holder otherwise complies with Article XIV.B hereof.

IX. RANK

All shares of the Series D Preferred Stock shall rank (i) prior to (a) the Corporation's Common Stock; (b) the Corporation's Series C Convertible Preferred Stock; and (c) any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Majority Holders obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series D Preferred Stock) (collectively with the Common Stock and Series C Convertible Preferred Stock, "Junior Securities"); (ii) pari passu with any other class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Series D Preferred Stock (the "Pari Passu Securities"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series D Preferred Stock (collectively, the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

X. LIQUIDATION PREFERENCE

A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, a Change of Control Event (only in the event a holder does not elect its rights with respect to such a Change of Control Event as set forth in Article VIII.A) (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof, if any ) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series D Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series D Preferred Stock and holders of PariPassu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series D Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

C. The "Liquidation Preference" with respect to a share of Series D Preferred Stock means an amount equal to the Face Amount thereof plus the accrued but unpaid Dividends thereon (whether or not declared) through the date of final distribution, or upon the occurrence of Change in Control Event (if a holder does not elect its rights with respect to such Change in Control Event as set forth in Article VIII.A) the Liquidation Preference shall be the greater of (i) V or (ii) V/Conversion Price (without giving effect to the limitation contained in Article IV.D hereof). The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designation filed in respect thereof.

XI. ADJUSTMENTS TO THE CONVERSION PRICE

The Conversion Price shall be subject to adjustment from time to time as follows:

A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "Corporate Change"), then the holders of Series D Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place (without giving effect to the limitation contained in Article IV.D hereof), and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series D Preferred Stock then outstanding) shall be made with respect to the rights and interests of the holders of the Series D Preferred Stock to the end that the economic value of the shares of Series D Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's Common Stock immediately prior to such Corporate Change shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each holder of Series D Preferred Stock has received written notice of such transaction at least 30 days prior to the consummation of the transaction or event (or 30 days prior to the date of the meeting or other formal action of shareholders relating thereto, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonable satisfactory to the holders of a majority of the Series D Preferred Stock) the obligations of this Certificate of Designation. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series D Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

C. Adjustment Due to Distribution. If, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the holders of Series D Preferred Stock shall be entitled, upon any conversion of shares of Series D Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution. If the Distribution involves rights, warrants, options or any other form of convertible securities and the right to exercise or convert such securities would expire in accordance with its terms prior to the conversion of the Series D Preferred Stock, then the terms of such securities shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the holder of Series D Preferred Stock receives such securities pursuant to the conversion hereof.

D. Issuance of Other Securities.

(i) If at any time after the Issuance Date and on or before the Maturity Date the Company issues or sells or in accordance with Article XI.D(ii) is deemed to have issued and sold any shares of the Common Stock for no consideration or for a consideration per share less than the Dilutive Price (as defined in this subparagraph) on the date of issuance or deemed issuance of the Common Stock (a "Dilutive Issuance"), then effective immediately upon the Dilutive Issuance, the Conversion Price will be reduced, as of the close of business on the date of such Dilutive Issuance, to the price at which such shares of the Common Stock are so issued or sold or deemed issued or sold. For purposes of this subparagraph, "Dilutive Price" means, at any time, the Conversion Price then in effect.

(ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Article XI.D(i) hereof, the following will be applicable:

(a) Issuance of Rights or Options. If the Company in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase shares of the Common Stock or other securities exercisable, convertible into or exchangeable for shares of the Common Stock ("Convertible Securities") (such warrants, rights and options to purchase shares of the Common Stock or Convertible Securities are hereinafter referred to as "Options") and the price per share for which a share of the Common Stock is issuable upon the exercise of such Options is less than the Dilutive Price in effect on the date of issuance of such Options ("Below Market Options"), then the maximum total number of shares of the Common Stock issuable upon the exercise of all such Below Market Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Market Options, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the "price per share for which a share of the Common Stock is issuable upon the exercise, conversion or exchange of such Below Market Options is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Below Market Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Below Market Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Market Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, (determined in accordance with the calculation method set forth in Article XI.D(ii)(c), if applicable) by (ii) the maximum total number of shares of the Common Stock issuable upon the exercise of all such Below Market Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such shares of the Common Stock upon the exercise of such Below Market Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Market Options.

(b) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible and the price per share for which a share of the Common Stock is issuable upon such exercise, conversion or exchange (as determined pursuant to Article XI.D(ii)(c) if applicable) is less than the Dilutive Price in effect on the date of issuance of such Convertible Securities, then the maximum total number of shares of the Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of the preceding sentence, the "price per share for which a share of the Common Stock is issuable upon such exercise, conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of the Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such shares of the Common Stock upon exercise, conversion or exchange of such Convertible Securities.

(c) If the Company in any manner issues or sells any Convertible Securities with a fluctuating conversion or exercise price or exchange ratio (a "Variable Rate Convertible Security"), then the "price per share for which Common Stock is issuable upon such exercise, a conversion or exchange" for purposes of the calculation contemplated by Article XI.D(ii)(a) shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Convertible Security have been satisfied) if the Conversion Price on such date of issuance or sale of such Variable Rate Convertible Security was seventy-five percent (75%) of the Dilutive Price on such date (the "Assumed Variable Market Price"). Further, if the Conversion Price at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Article XI.D with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been 75% of the Market Price of the Common Stock for the twenty (20) trading days prior the time of the adjustment required by this sentence.

(d) Change in Option Price or Conversion Rate. If there is a reduction at any time in (i) the amount of additional consideration payable to the Company upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for shares of the Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution and except when an adjustment is made pursuant to Article XI.D(ii)(c)), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially granted, issued or sold.

(e) Treatment of Expired Options and Unexercised Convertible Securities. If, in any case, the total number of shares of the Common Stock issuable upon exercise of any Option or upon exercise, conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to exercise, convert or exchange such Convertible Securities shall have expired or terminated, the Conversion Price then in effect will be readjusted to the Conversion Price which should be in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of the Common Stock issued upon exercise or conversion thereof), never been issued. Any readjustment in the Conversion Price pursuant to this Article XI.D(ii)(e) shall have no effect on shares of the Series D Preferred Stock converted in accordance with the terms of this Certificate of Designations, Preferences and Rights.

(f) Calculation of Consideration Received. If any shares of the Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes hereof will be the amount received by the Company therefor, after deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance, grant or sale. In case any shares of the Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash (including the net present value of the consideration expected by the Company for the provided or purchased services) received by the Company will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market Price of the Common Stock for the twenty (20) trading days prior to the date of receipt. In case any shares of the Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving Company, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving Company as is attributable to such shares of the Common Stock, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash or securities will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Company and reasonably acceptable to the holder hereof, with the costs of such determination to be borne by the Company. In case any shares of the Common Stock, Options or Convertible Securities are issued in connection with the issuance of debt securities the amount of consideration therefor shall be the cash received by the Company and the value of the securities issued by the Company shall be the fair market value of all securities and instruments issued in such transaction, with fair market value being determined by agreement between the holder hereof and the Company or if no such agreement is reached, pursuant to the immediately preceding sentence. For all Options the fair market value thereof shall be determined in accordance with the Black-Scholes methodology.

(g) Exceptions to Adjustment of Conversion Price. No adjustment to the Conversion Price will be made (i) upon the grant or exercise of any stock, options or warrants which may hereafter be granted or exercised under any equity incentive plan of the Company now existing or to be implemented in the future which is approved in good faith by the Board of Directors of the Company or a committee of non-employee directors established for such purpose; (ii) the conversion of the Series D Preferred Stock or the exercise of the Warrants; (iii) the issuance of securities in connection with a bona fide business acquisition; (iv) the issuance of securities in connection with strategic transactions involving the Corporation and other entities, including joint ventures, manufacturing, marketing or distribution arrangements (but excluding any sale of substantially all of the Corporation's assets or any merger or consolidation of the Corporation into or with another entity in which the holders of the capital stock of the Corporation immediately prior to such merger or consolidation do not hold at least fifty percent (50%) in voting power of the surviving corporation); or (v) the issuance of stock, warrants or other securities or rights to persons or entities in connection with commercial lease lines or bank financing provided that such issuances are primarily for purposes other than equity financing.

E. Purchase Rights. If, at any time after the Issuance Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series D Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series D Preferred Stock (without giving effect to the limitations contained in Article IV.D) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

F. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article XI amounting to more than a 1% change in such Conversion Price, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of the Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of the Series D Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of any shares of Series D Preferred Stock.

G. Other Action Affecting Conversion Price. If the Corporation takes any action affecting the Common Stock after the date hereof that would be covered by Article XI.A through E, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series D Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.

XII. VOTING RIGHTS

A. General. Except as otherwise expressly provided elsewhere in this Certificate of Designations, Preferences and Rights or as otherwise required by the Delaware General Corporation Law (the "DGCL"), (a) each holder of Series D Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series D Preferred Stock could be converted, pursuant to the provisions of Section IV hereof (subject to the limitations contained in Article IV.D(ii)), at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) except as otherwise provided herein, the holders of shares of Series D Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation.

B. Notification. The Corporation shall provide each holder of Series D Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders) and a brief statement regarding the business to be transacted at the meeting to the extent known at such time, at least 30 days prior to the date of the meeting or other formal action of shareholders (or 30 days prior to the consummation of the transaction or event if a transaction or fundamental corporate event is to be voted upon, whichever is earlier, but in no event earlier than public announcement of such proposed transaction).

C. Class Voting. To the extent that under the DGCL the vote of the holders of the Series D Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series D Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

XIII. PROTECTION PROVISIONS

So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Majority Holders:

(a) alter or change the rights, preferences or privileges of the Series D Preferred Stock, whether through merger, sale, consolidation or otherwise (unless such event is a Change of Control Event, in which case no special approval shall be required upon consummation of such Change of Control Event);

(b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series D Preferred Stock, whether through merger, sale, consolidation or otherwise (unless such event is a Change of Control Event, in which case no special approval shall be required upon consummation of such Change of Control Event);

(c) create any Senior Securities;

(d) create any Pari Passu Securities;

(e) increase or decrease the authorized number of shares of Series D Preferred Stock or Warrants;

(f) issue any shares of Senior Securities or Pari Passu Securities;

(g) issue any Units other than pursuant to the Securities Purchase Agreement;

(h) redeem or repurchase, or declare or pay any cash dividend, distribution or interest on, any Junior Securities or other outstanding securities of the Company, except pursuant to this Certificate of Designations, Preferences and Rights or for repurchases pursuant to an equity incentive plan approved by the Corporation's Board of Directors in good faith;

(i) permit any subsidiary now or hereinafter existing to issue any securities, other than to the Corporation; or

(j) sell or otherwise transfer any independently significant asset or Intangible (as defined in the Securities Purchase Agreement) to any other person(s) or entity(ies) (including, without limitation, to any subsidiary(ies), now or hereinafter existing, of the Corporation), unless such sale or transfer is a Change of Control Event, in which case no special approval shall be required pursuant to this section upon consummation of such Change of Control Event.

Furthermore, notwithstanding the foregoing, no change pursuant to this Article XIII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series D Preferred Stock then outstanding.

XIV. MISCELLANEOUS

A. Cancellation of Series D Preferred Stock. If any shares of Series D Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series D Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series D Preferred Stock.

C. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series D Preferred Stock based on the number of shares of Series D Preferred Stock issued to each holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series D Preferred Stock based on the number of shares of Series D Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series D Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series D Preferred Stock shall be allocated to the remaining holders of shares of Series D Preferred Stock, pro rata based on the number of shares of Series D Preferred Stock then held by such holders.

D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter so long as any shares of Series D Preferred Stock are outstanding, if requested by a holder, the Corporation shall deliver (or cause its transfer agent to deliver) to such holder a written report notifying such holder of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. If issued, the report shall also specify (i) the total number of shares of Series D Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series D Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series D Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series D Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. If requested, the Corporation (or its transfer agent) shall use its best efforts to deliver the report for each quarter to each requesting holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, as promptly as practicable delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph D as of the date of such request.

E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as payment of any Dividend, upon redemption or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series D Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series D Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In situations where Article VI.B is applicable, the number of shares of Common Stock referred to in clauses (i) and (ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the holder. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the sixth business day after the expiration of the Delivery Period with respect to a conversion of Series D Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such 6 business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series D Preferred Stock with respect to such unconverted shares of Series D Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation's failure to convert Series D Preferred Stock.

G. Transfer. Subject to applicable law and the legend, if any, on the certificate(s) to be transferred, the Series D Preferred Stock may be transferred at any time and from time to time by the holder thereof. Notwithstanding anything to the contrary, the Series D Preferred Stock may transferred at any time and from time to time to the General Conference Corporation of Seventh-Day Adventists and Jonathan J. Pallin.

H. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series D Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series D Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this _____ day of July, 2003.

LIFEPOINT, INC.

By: Linda H. Masterson

Name: Linda H. Masterson

Title: President & Chief Executive Officer

NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to Convert the Series D Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series D Preferred Stock (the "Conversion"), represented by stock certificate No(s). ___________(the "Preferred Stock Certificates"), into shares of common stock ("Common Stock") of LifePoint, Inc. (the "Corporation") according to the conditions of the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (the "Certificate of Designation"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC Transfer").

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series D Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

Date of Conversion:

Applicable Conversion Price:

Signature:

Name:

Address: